UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2005

Chevron Phillips Chemical Company LLC

(Exact name of the Registrant as specified in its charter)

Delaware	333-59054-01	73-1590261
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

10001 Six Pines Drive

The Woodlands, TX 77380-1498

(Address of principal executive offices, including zip code)

(832) 813-4100

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Unless otherwise indicated, “CPChem” refers to Chevron Phillips Chemical Company LLC and/or any of its wholly owned subsidiaries.

CPChem and Qatar Petroleum announced plans in 2001 for the development of a petrochemical project in Mesaieed, Qatar, designed to produce polyethylene (770 million pounds per year) and normal alpha olefins (760 million pounds per year).  These plants will be owned by Qatar Chemical Company II Ltd. (Q-Chem II), an equity affiliate that is owned 49% by CPChem and 51% by Qatar Petroleum.  Both plants will be located on a site adjacent to the existing complex owned by Qatar Chemical Company Ltd. (Q-Chem), another 49%-owned CPChem equity affiliate.  In connection with this project, CPChem and Qatar Petroleum (“the co-venturers”) entered into a separate agreement in 2002 with Total Petrochemicals and Qatar Petrochemical Company Ltd. (QAPCO), establishing a joint venture to develop a 2.9 billion-pound-per-year ethylene cracker in Ras Laffan Industrial City, Qatar.  The cracker will provide ethylene feedstock via pipeline to the planned polyethylene and normal alpha olefins plants.  The ethylene cracker and pipeline will be owned by Ras Laffan Olefins Company, a joint venture of Q-Chem II and Qatofin Company Limited (Qatofin).  Q-Chem II will have 53.85% of the capacity rights to the ethylene cracker and pipeline and the balance will be held by Qatofin.  Collectively, the interest in the ethylene cracker and pipeline, and the polyethylene and normal alpha olefins plants are referred to as “the Q-Chem II project.”  Construction is expected to begin in late 2005, with operational start-up anticipated in late 2008.  The project will be financed through limited recourse loans from commercial banks and an export credit agency (collectively, called “senior debt”), and equity contributions and subordinated loans from the co-venturers.

Financial closing of the Q-Chem II project occurred on November 16, 2005.  Effective with the financial closing, the following commitments and guarantees were granted:

Under the terms of the financing agreements, funding available from the senior debt is limited to 70% of project costs, as defined, or $1.478 billion, whichever is lower.  The co-venturers are obligated to each fund their pro rata ownership share of project costs that are not funded by senior debt and operating cash flow through equity contributions and non-interest-bearing subordinated loans, subject to stated maximum amounts for each co-venturer.  After these amounts are reached, additional project costs, if any, related to Q-Chem II’s share of total project costs will be funded by an interest-bearing subordinated loan from CPChem.  These funding obligations terminate upon achieving project completion, as defined in the financing agreements.

The financing agreements contain a covenant that equity contributions and subordinated loans from the co-venturers shall total at least $110 million in the aggregate by January 31, 2006.  Any development costs, as agreed, incurred by the co-venturers prior to the financial closing of the Q-Chem II project will be deemed to be equity contributions or subordinated loans for this purpose.

Under the terms of a completion guarantee in the financing agreements, if project completion has not occurred by June 30, 2010, the senior debt lenders will have the right to demand from each co-venturer, on a pro rata basis, funds to cover the quarterly senior debt service requirements that are due after June 30, 2010, until project completion is achieved.  Furthermore, if the project is not completed by June 30, 2011, they will further have the right to demand from each co-venturer, on a pro rata basis, repayment of all outstanding principal and interest on the senior debt.

Each co-venturer has also agreed to provide loans to Q-Chem II, on a pro rata basis and for a period of three years after project completion, if there is insufficient cash available to pay the targeted quarterly debt principal amounts due on the senior debt.  These loans (a) are limited to the amount of lost operating margins directly resulting from any shortfalls in feedstock supplies, or the actual cash deficiency, whichever is less, and (b) are capped at $50 million for the co-venturers, combined.

CPChem entered into an agency agreement with Q-Chem II to act as an agent for the sale of substantially all of Q-Chem II’s polyethylene and all of its normal alpha olefins production.  CPChem also entered into an offtake and credit risk agreement with Q-Chem II under which CPChem is required to purchase, at market prices, specified amounts of production if CPChem fails to sell that product under the terms of the agency agreement.  CPChem has no exposure to price risk for any volumes it may be obligated to purchase under the terms of the offtake agreement.  CPChem has also guaranteed the customer payments to Q-Chem II for all sales arranged by CPChem under the agency agreement.  The offtake and credit risk agreement expires the earlier of (a) 12 years after commencement of the commercial operation date, as defined, and (b) the cessation of Q-Chem II as a joint venture.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHEVRON PHILLIPS CHEMICAL COMPANY LLC

Date: November 16, 2005	/s/ Greg G. Maxwell
Greg G. Maxwell
Senior Vice President,
Chief Financial Officer and Controller